EXHIBIT 99.1

NEWS RELEASE

Loop Industries Announces Hire of VP Legal and In-House Counsel

MONTREAL, QC / ACCESSWIRE / September 28, 2017 / Loop Industries, Inc. (OTCQX: LLPP), an environmentally responsible manufacturer of Purified Terephthalic Acid (PTA) and Mono Ethylene Glycol (MEG), is pleased to announce that it has appointed Antonella Penta as its Vice President Legal and General Counsel effective as of October 9, 2017.

"We are excited for Antonella to join the Loop Industries team," said Chief Executive Officer, Daniel Solomita. "Antonella brings extensive legal experience and will be instrumental in helping navigate Loop through its continued growth. In addition to her legal skills, she will also provide key leadership in the execution of Loop Industries' strategic plan."

Prior to joining LOOP, Antonella was a partner in the business law group at national law firm Osler, Hoskin & Harcourt LLP, where her practice was focused on corporate and commercial matters including mergers and acquisitions, private equity, venture capital, and joint venture transactions. She has been a trusted advisor and Canadian corporate counsel to Loop Industries since its inception.

About Loop Industries, Inc.

Loop Industries is an environmentally responsible manufacturer of Purified Terephthalic Acid (PTA) and Mono Ethylene Glycol (MEG), the fundamental chemical components used in manufacturing polyethylene terephthalate (PET). PET plastic is most commonly found in beverage bottles, consumer packaging, and polyester fiber. Loop Industries' proprietary process sustainably converts waste plastics into high purity PTA and MEG that can be used to create up to 100 percent recycled food-grade PET resin. This commercial-grade PET resin can be used in a variety of bottling, consumer packaging, and other industrial applications.

Forward-Looking Statements

This news release contains "forward-looking statements." Such statements may be preceded by the words "intends," "may," "will," "plans," "expects," "anticipates," "projects," "predicts," "estimates," "aims," "believes," "hopes," "potential," or similar words. Forward-looking statements are not guarantees of future performance, are based on certain assumptions and are subject to various known and unknown risks and uncertainties, many of which are beyond Loop's control, and cannot be predicted or quantified and consequently, actual results may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include, without limitation, risks and uncertainties associated with (i) commercialization of our technology, (ii) development and protection of our intellectual property, (iii) industry competition, (iv) our ability to raise capital to expand our operations, (v) product demand, market and customer acceptance of our products, (vi) our ability to conduct operations if there are changes in laws, regulations or government policies related to our business, and (vii) general industry and market conditions and growth rates and general economic conditions. More detailed information about Loop Industries and the risk factors that may affect the realization of forward-looking statements is set forth in our filings with the Securities and Exchange Commission (SEC). Investors and security holders are urged to read these documents free of charge on the SEC's website at http://www.sec.gov. Loop Industries assumes no obligation to publicly update or revise its forward-looking statements as a result of new information, future events or otherwise.

Company Contact Susan Khouloujian

T: 450.951.8555

E: IR@loopindustries.com